Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST NORTHERN COMMUNITY BANCORP

The undersigned certify that:

1.	They are the chief executive officer and secretary of FIRST NORTHERN COMMUNITY BANCORP, a California corporation.

2.	ARTICLE 4 of the Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“ARTICLE 4
“The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is Sixteen Million, Eighteen Thousand Five Hundred (16,018,500) shares.  The total number of shares of Common Stock, without par value, the Corporation shall have authority to issue is Sixteen Million (16,000,000).  The total number of shares of Preferred Stock, par value $0.01 per share, the Corporation shall have authority to issue is Eighteen Thousand Five Hundred (18,500). The Board of Directors is hereby authorized from time to time in one or more series or classes to provide by resolution for the issuance of shares of Preferred Stock for purposes of permitting the corporation to participate in the Capital Purchase Program established by the United States Department of Treasury as part of the Troubled Asset Relief Program pursuant to the Emergency Economic Stabilization Act of 2008, as now existing or as the same may from time to time hereafter be amended (the “Capital Purchase Program”).  Solely for the purpose of participation in the Capital Purchase Program and to the extent not prohibited by law, the Board of Directors is authorized: (i) to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share) and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

3.	ARTICLE 5 of the Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“ARTICLE 5

“Except as specified hereinbelow, each holder of Common Stock of the corporation shall have full preemptive rights, as defined by law, to subscribe for or purchase such holder’s proportionate share of any Common Stock that may be offered for sale or sold at any time by the corporation.  The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of Common Stock must be exercised.  The foregoing right shall not apply to the sale or issuance by the corporation of additional shares of Common Stock (i) in connection with the acquisition by the corporation of another entity or business segment of any such entity by merger, purchase of all or substantially all the assets or other type of acquisition transaction; (ii) pursuant to any stock option, stock purchase or other stock plan, agreement or arrangement previously approved by the corporation’s shareholders; (iii) in a public offering provided that the terms of the offering include a requirement that if the offering is over-subscribed, shares will be allocated on a pro rata basis based on actual paid subscriptions received by the corporation; or (iv) pursuant to warrants or other rights issued to the United States Department of Treasury pursuant to corporation’s participation in the Capital Purchase Program, or otherwise in connection with the Capital Purchase Program.

4.	The foregoing amendments have been duly approved by the board of directors.

5.
The foregoing amendments have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of each class entitled to vote with respect to the amendment is 8,638,710 shares of common stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the outstanding shares of common stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  March 3, 2009.

     /s/ Owen J. Onsum
Owen J. Onsum
Chief Executive Officer

     /s/ Louise A. Walker
Louise A. Walker
Secretary